Consent of Independent Registered Public Accounting Firm

The Board of Directors
Armstrong World Industries, Inc.:

We consent to the use of our reports dated February 28, 2011, with respect to the consolidated balance sheets of Armstrong World Industries, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of earnings, equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 29, 2011